Exhibit 99.1

AEP
AMERICAN
ELECTRIC                                     CSW
POWER                                        Central and South West Corporation

Contact for American Electric Power:         Contact for Central and South West:
Pat Hemlepp    614/223-1620                  Larry Jones  214/777-1276


FOR IMMEDIATE RELEASE:


                       FERC Administrative Law Judge Finds
                        AEP-CSW Merger in Public Interest

Columbus, Ohio, and Dallas, Nov. 23, 1999 -- The pending merger between American Electric Power (NYSE: AEP) and Central and South West Corp. (NYSE: CSR) was found to be in the public interest by Judge Joseph R. Nacy, the administrative law judge who presided over the Federal Energy Regulatory Commission (FERC) merger hearing.

"This is great news and a very significant step toward the completion of our merger," said E. Linn Draper Jr., AEP's chairman, president and chief executive officer. "More than 100 parties intervened in this merger, raising numerous issues. Judge Nacy reviewed testimony on every issue set for hearing. This decision validates what we've been saying since we announced the merger. It's a good deal for the consumers and for competition, as well as being a good deal for the companies."

Nacy's decision, announced today, determined that the merger is consistent with the public interest; rates, terms and conditions of rate schedules are just, reasonable and not otherwise unlawful; and the joint open access transmission tariff providing for post-merger transmission ancillary services is just, reasonable and not otherwise unlawful. The judge found that arguments of several parties that AEP should be required to join the Midwest Independent System Operator as a condition of the merger were "not convincing."

The merger now goes to the full FERC, which has said it will act no later than February or March of next year.

"This has been a long race, but we have now reached the point where we can see the finish line," said Dick Brooks, chairman and chief executive officer of CSW. "Regulatory commissions in the four states CSW serves have already approved the merger. We've put in a lot of hard work and we still have work to do, but we are looking forward to gaining the final regulatory approvals so we can begin combining the companies and flowing the many benefits of this merger to our customers."

The merger requires approvals by the FERC, the Federal Communications Commission and the Securities and Exchange Commission and clearance by the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Upon completion of the merger, the new company will be called American Electric Power.

AEP and CSW announced their intention to merge on Dec. 22, 1997. The merger has received approval from state regulatory commissions in Arkansas, Louisiana, Oklahoma and Texas, the four states within CSW's service territory.

AEP and CSW reached a settlement with the FERC trial staff in which the staff supports a finding that the merger will have no adverse effect on competition.

AEP and CSW have announced settlement agreements with the International Brotherhood of Electrical Workers (IBEW) and the Utility Workers Union of America (UWUA) resulting in the IBEW and UWUA local unions withdrawing their opposition to completion of the merger; as well as with the Indiana Utility Regulatory Commission (IURC) resulting in Indiana customers receiving merger benefits and including a commitment by the IURC not to oppose the merger during consideration of the merger agreement by the FERC and the SEC. AEP and CSW also have announced a settlement agreement with key parties in Kentucky that has been approved by the Kentucky Public Service Commission, as well as a settlement agreement with the Missouri Public Service Commission addressing that commission's concerns about the effect of the merger on retail competition in the state. The Public Utility Commission of Ohio (PUCO) has notified the FERC that the PUCO is no longer opposing the pending merger or seeking conditions on the merger.

Additionally, AEP and CSW have reached settlements with a variety of wholesale customers who had intervened in federal proceedings. The Nuclear Regulatory Commission has approved a license transfer application related to the merger. CSW will request an extension of the license transfer from the NRC before year end.

Central and South West Corp. is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving
1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

AEP, a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

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News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com. News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.